Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8, File No. 333-202707, of our report dated September 23, 2016, on the consolidated financial statements of Equitable Financial Corp. as of and for the year ended June 30, 2016, which report is included in this Annual Report on Form 10-K of Equitable Financial Corp. for the year ended June 30, 2016.

Lincoln, Nebraska

September 23, 2016